Filed Pursuant to Rule 433

Registration Statement No. 333-157381

Final – November 16, 2009

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated November 16, 2009 and Prospectus dated November 16, 2009)

November 16, 2009

US$2,000,000,000 2.25% Notes due 2012

US$2,000,000,000 4.875% Notes due 2019

2.25% Notes due 2012

Issuer:	Westpac Banking Corporation

Principal Amount:	US$2,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa1/AA; Negative/Stable (Moodys/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	November 16, 2009

Settlement Date:	November 19, 2009

Maturity Date:	November 19, 2012

Coupon:	2.25%

Price to Public:	99.916%

Benchmark Treasury:	1.375% due November 15, 2012

Benchmark Treasury Spot and Yield:	100-09/1.279%

Re-offer Spread to Benchmark Treasury:	100 basis points

Re-offer Yield:	2.279%

Gross Spread:	25 basis points, paid upfront

All-in Price:	99.666%

Interest Payment Dates:	Payable semi-annually in arrears on May 19 and November 19 of each year, commencing May 19, 2010 and ending on the Maturity Date, subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,993,320,000

Business Days:	Any calendar day that is not a Saturday, Sunday or legal holiday in New York, London or Sydney and on which commercial banks are open for business in New York, London and Sydney

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day; and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 BJ1

ISIN:	US961214BJ11

Joint Active Bookrunners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

4.875% Notes due 2019

Issuer:	Westpac Banking Corporation

Principal Amount:	US$2,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa1/AA; Negative/Stable (Moodys/S&P)

Legal Format:	SEC Registered Global Notes

Trade Date:	November 16, 2009

Settlement Date:	November 19, 2009

Maturity Date:	November 19, 2019

Coupon:	4.875%

Price to Public:	99.929%

Benchmark Treasury:	3.375% due 15 November 2019

Benchmark Treasury Spot and Yield:	100-11/3.334%

Re-offer Spread to Benchmark Treasury:	155 basis points

Re-offer Yield:	4.884%

Gross Spread:	45 basis points, paid upfront

All-in Price:	99.479%

Interest Payment Dates:	Payable semi-annually in arrears on May 19 and November 19 of each year, commencing May 19, 2010 and ending on the Maturity Date, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$1,989,580,000

Business Days:	Any calendar day that is not a Saturday, Sunday or legal holiday in New York, London or Sydney and on which commercial banks are open for business in New York, London and Sydney

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day; and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 BK8

ISIN:	US961214BK83

Joint Active Bookrunners:	Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated November 16, 2009 and Prospectus dated November 16, 2009)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get this documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free Banc of America Securities LLC at 1-800-294-1322, Citigroup Global Markets Inc. at 1-877-858-5407 or Deutsche Bank Securities Inc. at 1-800-503-4611.